Filed Pursuant to Rule 433

Registration No. 333-183442

Free Writing Prospectus dated November 17, 2014

PRICING TERM SHEET

Issuer:	DTE Energy Company
Security:	2014 Series G 2.40% Senior Notes due 2019 (the “Senior Notes”)
Legal Format:	SEC Registered
Principal Amount:	$300,000,000
Maturity Date:	December 1, 2019
Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2015
Benchmark Treasury:	1.500% due October 31, 2019
Benchmark Treasury Price/Yield:	99-13/1.625%
Spread to Benchmark Treasury:	80 basis points
Yield to Maturity:	2.425%
Coupon:	2.40%
Price to Public:	99.882%
Optional Redemption:	Prior to November 1, 2019, the Senior Notes will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 15 basis points; plus in either case, accrued and unpaid interest to the redemption date. On or after November 1, 2019, the Senior Notes will be redeemable at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest to the redemption date.
Trade Date:	November 17, 2014
Settlement Date:	T+5; November 24, 2014
CUSIP / ISIN:	233331 AT4/US233331AT46
Denominations:	$1,000 and integral multiples thereof
Anticipated Ratings*:	A3/BBB/BBB (Moody’s/S&P/Fitch)
Joint Book-Running Managers:	J.P. Morgan Securities LLC
RBS Securities Inc.
UBS Securities LLC
Co-Managers:	Comerica Securities, Inc.
Fifth Third Securities, Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

*Note: A	securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBS Securities Inc. toll-free at 1-866-884-2071 or UBS Securities LLC at 1-877-827-6444, ext. 5613884.

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